Exhibit 99.1

Care Capital Properties Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter 2015 Normalized FFO Totals $0.85 Per Diluted Share

2016 Normalized FFO Guidance of $2.85 to $2.95 Per Diluted Share

CHICAGO--(BUSINESS WIRE)--March 10, 2016--Care Capital Properties, Inc. (NYSE: CCP) (“CCP”) today announced operating results for the quarter ended December 31, 2015, its first full quarter as a standalone company, and for the full year 2015. CCP began operating as an independent, publicly traded company on August 18, 2015, following the completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). The financial results reported for the full year represent a combination of operating results that have been “carved-out” of Ventas’s consolidated financial statements for the period prior to the spin-off and standalone operating results for the period subsequent to the spin-off.

“2015 was a monumental year for CCP, as we completed the spin-off from Ventas, and the company has accomplished a great deal in our first six months,” CCP Chief Executive Officer Raymond J. Lewis said. “We have posted strong results, paid an attractive dividend and made significant strides in each of our four strategic priorities: growing our portfolio; establishing our permanent capital structure; actively managing our assets; and building our team and infrastructure.”

2015 Highlights and Recent Events

  Normalized Funds from Operations (“FFO”) for the quarter ended December 31, 2015 was $71 million, or $0.85 per diluted common share. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the same time period was $69 million, or $0.83 per diluted common share.
  As previously announced, normalized FFO and NAREIT FFO for the quarter ended September 30, 2015 were $70 million, or $0.84 per diluted common share, and $67 million, or $0.80 per diluted common share, respectively. The increases in the fourth quarter are primarily attributable to acquisitions completed in the third quarter and contractual rent increases for existing properties, partially offset by a full quarter of interest expense.
  Normalized Funds Available for Distribution (“FAD”) for the quarter ended December 31, 2015 was $66 million, or $0.79 per diluted common share.
  Net income attributable to CCP for the quarter ended December 31, 2015 was $32 million, or $0.38 per diluted common share.
  For the year ended December 31, 2015, net income attributable to CCP was $143 million, or $1.71 per diluted common share, NAREIT FFO was $277 million, or $3.31 per diluted common share, and normalized FFO was $286 million, or $3.42 per diluted common share.

  In August 2015, CCP entered into an unsecured credit facility comprised of a $600 million revolver and $1.4 billion in term loans. Approximately $1.3 billion in proceeds from borrowings under the term loans was distributed to Ventas in connection with the spin-off.
  In September 2015, CCP received investment grade issuer ratings from both Moody’s Investors Service and Fitch Ratings and a corporate rating of “BB+” from Standard & Poor’s Ratings Services, who indicated that it would expect senior unsecured bonds issued by CCP’s operating partnership, Care Capital Properties, LP, to be rated “BBB-”.
  Investments during 2015 totaled approximately $786 million, including redevelopments. New investments of $236 million were completed subsequent to the spin-off at an average initial cash yield of eight percent.
  Dispositions during the year totaled just over $6 million, substantially all of which were completed subsequent to the spin-off. During the fourth quarter, CCP disposed of four properties for total proceeds of $4.5 million.
  On September 30, 2015, CCP paid a full quarter cash dividend of $0.57 per share to stockholders of record as of September 14, 2015. On December 31, 2015, CCP paid a cash dividend of $0.57 per share to stockholders of record as of December 21, 2015, representing a payout ratio of 67 percent of normalized FFO for the fourth quarter.
  Cash net operating income for CCP’s 316 same-store properties decreased 2.2 percent for 2015 over 2014. Same-store results were lower in 2015 due to the former Kindred Healthcare, Inc. assets that were re-leased by Ventas in 2014 and 2015.
  For the quarter ended September 30, 2015 (the latest period available), EBITDARM coverage for the total portfolio was 1.8x, EBITDAR coverage was 1.4x and Q-mix was 54 percent.
  In December 2015, CCP facilitated the acquisition by Signature HealthCARE, LLC (“Signature”) from Elmcroft Senior Living, Inc. of the operations of 18 skilled nursing facilities owned by CCP. In connection with the acquisition, CCP funded a total of $9 million to Signature.
  At December 31, 2015, CCP had over $450 million of available borrowing capacity under its revolving credit facility. Net debt to Adjusted Pro Forma EBITDA was 4.8x as of December 31, 2015.
  Subsequent to year end, CCP entered into a $200 million seven-year unsecured term loan and used the net proceeds to repay a portion of its $600 million unsecured term loan due 2017. CCP also entered into swap arrangements relating to a total of $600 million of debt, $200 million of which effectively converted the seven-year term loan to a fixed rate of 3.25 percent and $400 million of which effectively converted a portion of CCP’s unsecured term loan due 2020 to a fixed rate of 2.73 percent.
  In March 2016, CCP entered into a transition and settlement agreement with a tenant who operated 14 properties that provides for, among other things, a consensual transition of the properties to two replacement operators. The tenant stopped paying rent as of January 1, 2016. The replacement operators assumed management of the properties on March 1st and entered into master leases which will become effective upon receipt of regulatory approvals. Rent relating to the properties in 2015 was approximately $10 million. Rent under the new leases will be approximately $7 million in year one, stepping up to approximately $9.5 million in year three.
  CCP currently has 27 corporate employees and has established its new corporate headquarters location which remains in Chicago, Illinois.
  The CCP board of directors declared a dividend for the first quarter of 2016 in the amount of $0.57 per share, payable on March 31, 2016 to stockholders of record on March 21, 2016.

“We are very pleased to report strong fourth quarter results and to announce our first annual guidance for 2016. Our guidance reflects the implementation of our strategic plan to optimize our portfolio and migrate to a permanent capital structure to enhance CCP’s long-term value and create a strong platform for growth,” CCP Executive Vice President and Chief Financial Officer Lori B. Wittman said.

2016 Normalized FFO Guidance

CCP currently expects its 2016 normalized FFO to range between $2.85 and $2.95 per diluted common share. NAREIT FFO is expected to range from $2.80 to $2.90 per diluted common share for the year. This 2016 guidance assumes:

  No new acquisitions other than $51 million of identified investments and redevelopment capital at an average yield of nine percent.
  The refinancing of $1.2 billion of debt (inclusive of the swaps and term loan already completed) at an average rate of 3.9 percent. The assumed overall average rate of CCP's debt for the year is 3.5 percent.
  Identified dispositions of approximately $120 million at an average yield of 8.5 percent.
  A reduction of $8 million resulting from downtime and reduced rent pursuant to the tenant transition described above.
  A reduction of $4.5 million resulting from the net impact of escalations, portfolio optimization activities and reductions in non-cash rent.

CCP’s guidance is predicated on a number of other assumptions that are subject to change and many of which are outside of CCP’s control. If actual results vary from these assumptions, CCP’s expectations may change. There can be no assurance that CCP will achieve these results.

Fourth Quarter Conference Call

CCP will hold a conference call to discuss its fourth quarter and full year 2015 results and 2016 guidance in more detail today at 10:00 A.M. Eastern Time (9:00 A.M. Central Time). The dial-in number for the conference call is (888) 317-6016 or (412) 317-6016 for international callers and (855) 669-9657 for Canadian callers. Please ask to be joined to the Care Capital Properties, Inc. call. The call will also be webcast live and can be accessed at CCP’s website at www.carecapitalproperties.com. A replay of the call will be available at CCP’s website, or by calling (877) 344-7529 or (412) 317-0088 for international callers and (855) 669-9658 for Canadian callers, passcode 10081236, beginning on March 10, 2016 at approximately 2:00 P.M. Eastern Time, and will remain available until April 10, 2016.

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector. Its skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators and employees. More information about Care Capital Properties, Inc. can be found at: www.carecapitalproperties.com.

Supplemental information regarding CCP can be found on CCP’s website under the “Investors” section or at www.carecapitalproperties.com/investors/financial-information/documents.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from CCP’s expectations. CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

CCP’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in its filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other third parties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel and to attract residents and patients; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2015 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

COMBINED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	2015 Quarters				2014 Fourth
	Fourth	Third	Second	First	Quarter
Assets
Real estate investments:
Land and improvements	$287,193	$288,199	$282,034	$287,336	$249,504
Buildings and improvements	2,984,257	3,010,206	2,848,646	2,926,094	2,446,688
Construction in progress	33,646	19,457	16,713	15,711	10,433
Acquired lease intangibles	101,869	102,130	96,929	106,574	87,194
	3,406,965	3,419,992	3,244,322	3,335,715	2,793,819
Accumulated deprecation and amortization	(704,210)	(685,727)	(659,534)	(633,175)	(602,578)
Net real estate property	2,702,755	2,734,265	2,584,788	2,702,540	2,191,241
Net investment in direct financing lease	22,075	21,960	21,844	21,730	21,626
Net real estate investments	2,724,830	2,756,225	2,606,632	2,724,270	2,212,867
Secured and unsecured loans receivable, net	29,727	29,480	8,659	8,741	9,491
Cash	16,995	10,444	1,497	1,376	2,424
Goodwill	145,374	146,017	135,736	162,705	88,959
Other assets	38,043	29,105	20,969	18,932	18,009
Total assets	$2,954,969	$2,971,271	$2,773,493	$2,916,024	$2,331,750
Liabilities and equity
Liabilities:
Term loans and other debt	$1,524,863	$1,518,437	$—	$—	$—
Tenant deposits	57,974	67,177	58,438	51,801	50,168
Lease intangible liabilities, net	130,348	135,354	140,942	147,328	145,640
Accounts payable and other liabilities	24,048	13,650	8,271	5,886	12,863
Deferred income taxes	1,889	2,341	—	—	—
Total liabilities	1,739,122	1,736,959	207,651	205,015	208,671
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.01 par value; 300,000 share authorized; 83,803 and 83,801 shares issued at December 31, 2015 and September 30, 2015, respectively	838	838	—	—	—
Additional paid-in-capital	1,264,650	1,263,848	—	—	—
Dividends in excess of net income	(51,056)	(35,084)	—	—	—
Net parent investment	—	—	2,561,082	2,706,205	2,118,216
Total CCP equity	1,214,432	1,229,602	2,561,082	2,706,205	2,118,216
Noncontrolling interests	1,415	4,710	4,760	4,804	4,863
Total equity	1,215,847	1,234,312	2,565,842	2,711,009	2,123,079
Total liabilities and equity	$2,954,969	$2,971,271	$2,773,493	$2,916,024	$2,331,750

COMBINED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental income, net	$84,685	$70,113	$321,785	$291,962
Income from investments in direct financing lease and loans	1,138	858	3,818	3,400
Real estate services fee income	1,484	—	2,247	—
Interest and other income	24	—	91	2
Total revenues	87,331	70,971	327,941	295,364
Expenses:
Interest	8,272	—	12,347	—
Depreciation and amortization	31,064	22,889	111,752	91,612
Impairment on real estate investments	6,491	—	23,139	8,769
General, administrative and professional fees	7,723	4,098	29,222	22,412
Merger-related expenses and deal costs	1,608	583	6,354	1,547
Other	188	5,932	1,466	13,183
Total expenses	55,346	33,502	184,280	137,523
Income before income taxes, real estate dispositions and noncontrolling interests	31,985	37,469	143,661	157,841
Income tax expense	86	—	(938)	—
Gain (loss) on real estate dispositions	(224)	—	632	(61)
Net income	31,847	37,469	143,355	157,780
Net income attributable to noncontrolling interests	51	48	189	185
Net income attributable to CCP	$31,796	$37,421	$143,166	$157,595
Earnings per common share:
Basic:
Net income attributable to CCP	$0.38	$0.45	$1.71	$1.89
Diluted:
Net income attributable to CCP	$0.38	$0.45	$1.71	$1.88
Weighted average shares used in computing earnings per common share:
Basic	83,488	83,488	83,488	83,488
Diluted	83,612	83,658	83,607	83,658

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$31,847	$37,469	$143,355	$157,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment on real estate investments	34,390	21,818	128,372	95,522
Amortization of above and below market lease intangibles, net	(2,133)	(2,414)	(8,968)	(11,184)
Amortization of deferred financing fees	1,426	—	2,072	—
Accretion of direct financing lease	(355)	(317)	(1,351)	(1,207)
Amortization of leasing costs and other intangibles	3,166	1,072	6,519	4,859
Stock-based compensation	679	—	2,439	—
Straight-lining of rental income, net	(38)	(52)	(163)	(294)
Loss (gain) on real estate dispositions	224	—	(632)	61
Income tax benefit	(328)	—	(370)	—
Other	(197)	(21)	(298)	36
Changes in operating assets and liabilities, net of effects of the September acquisition:
Increase in other assets	(7,296)	(2,262)	(11,085)	(4,832)
(Decrease) increase in tenant deposits	(9,321)	6,920	5,627	15,466
Increase (decrease) in accounts payable and other liabilities	9,069	9,796	1,657	(1,125)
Net cash provided by operating activities	61,133	72,009	267,174	255,082
Cash flows from investing activities:
Net investment in real estate property	(666)	(596)	(455,498)	(13,194)
Investment in loans receivable	(1,372)	1	(21,463)	(799)
Proceeds from real estate disposals	4,510	—	6,020	975
Proceeds from loans receivable	1,382	309	2,422	1,226
Development project expenditures	(10,225)	(4,506)	(22,854)	(11,163)
Capital expenditures	(2,234)	(2,606)	(15,738)	(6,022)
Net cash used in investing activities	(8,605)	(7,398)	(507,111)	(28,977)
Cash flows from financing activities:
Net change in borrowings under credit facility	5,000	—	1,543,000	—
Payment of deferred financing costs	—	—	(20,209)	—
Purchase of noncontrolling interest	(3,100)	—	(3,100)	—
Distributions to noncontrolling interest	(109)	(132)	(375)	(420)
Net contribution from (distribution to) parent prior to separation	—	(64,751)	103,714	(225,428)
Distribution to parent	—	—	(1,273,000)	—
Cash distribution to common stockholders	(47,768)	—	(95,522)	—
Net cash (used in) provided by financing activities	(45,977)	(64,883)	254,508	(225,848)
Net increase (decrease) in cash	6,551	(272)	14,571	257
Cash at beginning of period	10,444	2,696	2,424	2,167
Cash at end of period	$16,995	$2,424	$16,995	$2,424

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO) and Funds Available for Distribution (FAD)[1]
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014

Net income attributable to CCP	$31,796	$37,421	$143,166	$157,595
Net income attributable to CCP per share	$0.38	$0.45	$1.71	$1.88

Adjustments:
Real estate depreciation and amortization	30,875	14,016	111,242	91,199
Real estate depreciation related to noncontrolling interests	(68)	(106)	(270)	(427)
Impairment on real estate investments	6,491	8,769	23,139	8,769
(Gain) loss on real estate dispositions	224	—	(632)	61
Subtotal: FFO add-backs	37,522	22,679	133,479	99,602
Subtotal: FFO add-backs per share	$0.45	$0.27	$1.60	$1.19
FFO (NAREIT) attributable to CCP	$69,318	$60,100	$276,645	$257,197
FFO (NAREIT) attributable to CCP per share	$0.83	$0.72	$3.31	$3.07

Adjustments:
Income tax expense	(86)	—	938	—
Stock-based compensation expense associated with spin-related conversion of awards	—	—	542	—
Transition services fee expense	602	—	895	—
Merger-related expenses and deal costs	1,608	583	6,354	1,547
Initial debt rating agency costs	—	—	477	—
Amortization of other intangibles	172	—	261	—
Initial stock exchange fee	236	—	236	—
Non-recurring non-cash adjustment	(1,003)	—	—	—
Subtotal: normalized FFO add-backs	1,529	583	9,703	1,547
Subtotal: normalized FFO add-backs per share	$0.02	$0.01	$0.12	$0.02
Normalized FFO attributable to CCP	$70,847	$60,683	$286,348	$258,744
Normalized FFO attributable to CCP per share	$0.85	$0.73	$3.42	$3.09

Non-cash items included in normalized FFO:
Amortization of above and below market lease intangibles, net	(2,133)	(2,414)	(8,968)	(11,184)
Accretion of direct financing lease	(355)	(317)	(1,351)	(1,207)
Other amortization	(17)	(21)	(298)	36
Straight-lining of rental income, net	(38)	(52)	(163)	(294)
Other adjustments:
Capital expenditures	(2,235)	(2,913)	(15,888)	(8,529)
Stock-based compensation	848	—	2,647	—
Merger-related expenses and deal costs	(531)	(583)	(5,277)	(1,547)
Normalized FAD attributable to CCP	$66,386	$54,383	$257,050	$236,019
Normalized FAD attributable to CCP per share	$0.79	$0.65	$3.07	$2.82
Weighted average diluted shares	83,612	83,658	83,607	83,658

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO, normalized FFO and normalized FAD to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions.

NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding income taxes, stock-based compensation expense associated with the spin-related conversion of awards, transition services fee expense, merger-related expenses and deal costs, initial debt rating agency costs and initial stock exchange fee and amortization of other intangibles (which may be recurring in nature). Normalized FAD represents normalized FFO excluding amortization of above and below market lease intangibles, accretion of direct financing lease, other amortization, straight-line rental adjustments, non-revenue enhancing capital expenditures and stock-based compensation, but including merger-related expenses and deal costs.

FFO, normalized FFO and normalized FAD presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO and normalized FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that in order to facilitate a clear understanding of the consolidated historical operating results of CCP, FFO, normalized FFO and normalized FAD should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO) and Funds Available for Distribution (FAD)

	FY 2016 Guidance - Per Share
	Low	High

Net Income Attributable to Common Shareholders	$1.57	$1.67

Depreciation & Amortization	1.22	1.22

NAREIT FFO	$2.80	$2.90

Deal Costs	0.03	0.03
Other	0.02	0.02

Normalized FFO	$2.85	$2.95

Deal Costs	(0.03)	(0.03)
Non-Revenue-Generating CapEx	(0.09)	(0.09)
Stock-Based Compensation	0.07	0.07
Deferred Financing Fees	0.05	0.05
Non-Cash Revenues	(0.11)	(0.11)

Normalized FAD	$2.74	$2.84

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted Pro Forma EBITDA

The following information considers the pro forma effect on net income of non-recurring non-cash adjustments during the three months ended December 31, 2015. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization and impairment, excluding stock-based compensation, merger-related expenses and deal costs, gain on real estate disposition, transition services fee expense and initial stock exchange fee (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income	$31,847

Pro forma adjustments for non-recurring non-cash adjustments	(1,003)

Pro forma net income	$30,844

Add back:
Interest	8,272
Income tax expense	(86)
Depreciation and amortization	31,064
Impairment on real estate investments	6,491
Stock-based compensation	848
Merger-related expenses and deal costs	1,608
Gain on real estate dispositions	224
Transition services fee expense	602
Initial stock exchange fee	236
Adjusted Pro Forma EBITDA	$80,103
Adjusted Pro Forma EBITDA annualized	$320,412

As of December 31, 2015:
Debt	$1,524,863
Unamortized debt issuance costs	18,137
Cash	(16,995)
Net debt (adjusted for unamortized debt issuance costs)	$1,526,005

Net debt to Adjusted Pro Forma EBITDA	4.8	x

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Same-Store Cash NOI

	4Q15 vs 4Q14		4Q15 vs 3Q15		FY 2015 vs FY 2014
	4Q15	4Q14	4Q15	3Q15	FY 2015	FY 2014

Rental income	$84,685	$71,349	$84,685	$80,595	$321,985	$296,843

Adjustments:

Less: NOI excluded from same-store	(14,362)	(2,980)	(4,148)	(1,725)	(44,323)	(11,259)
Less: Non-cash rental income	(2,343)	(2,283)	(2,300)	(2,185)	(9,063)	(10,519)
Plus: 3 campuses not included in prior year financials	1,698	1,629	0	0	6,652	6,443

Total Adjustments	($15,007)	($3,634)	($6,448)	($3,910)	($46,734)	($15,334)
Same-Store Cash NOI	$69,679	$67,714	$78,238	$76,685	$275,251	$281,508
Percentage Increase/Decrease	2.9%		2.0%		-2.2%

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702